                                                                     Exhibit 5.1

                     [LETTERHEAD OF MAYER, BROWN & PLATT]


                                August 27, 1999



The Board of Trustees
ProLogis Trust
14100 East 35th Place
Aurora, Colorado 80011

Re:  ProLogis Trust Registration Statement on Form S-3
     -------------------------------------------------


Ladies and Gentlemen:

     We have acted as special counsel to ProLogis Trust, a Maryland real estate investment trust ("ProLogis"), in connection with the registration of up to 32,683 common shares of beneficial interest, par value $0.01 per share, of ProLogis (the "Common Shares"), which may be issued in exchange for units of partnership interest ("Units"), in Meridian Realty Partners, L.P. (the "Partnership"), pursuant to the Agreement of Limited Partnership dated as of August 20, 1998 among MIT Unsecured, Inc. and the limited partners in the Partnership (the "Partnership Agreement"), and as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

     As special counsel to ProLogis, we have examined originals or copies, certified or otherwise identified to our satisfaction, of ProLogis' declaration of trust and bylaws, the Partnership Agreement, resolutions of ProLogis' Board of Trustees and such of ProLogis' records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of ProLogis. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Common Shares have been duly authorized and, when the Common Shares are issued upon conversion of Units in accordance

ProLogis Trust
August 27, 1999
Page 2


with the terms of the Partnership Agreement, the Common Shares will be legally issued, fully paid and, except as described in the Registration Statement, nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement.

     The opinions contained herein are limited to Federal laws of the United States, the laws of the State of Illinois and the laws of the State of Maryland governing real estate investment trusts. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

     These opinions are furnished to you solely for your benefit in connection with the transactions described herein and are not to be used for any other purpose without our prior written consent.


                                    Very truly yours,


                                    /s/Mayer, Brown & Platt
                                    MAYER, BROWN & PLATT